As filed with the Securities and Exchange Commission on December 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The KEYW Holding Corporation

(Exact name of Registrant as specified in its charter)

Maryland	27-1594952
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7740 Milestone Parkway, Suite 400	21076
Hanover, MD	(Zip Code)
(Address of Principal Executive Offices)

The KEYW Holding Corporation 2013 Stock Incentive Plan

(Full title of plan)

Leonard E. Moodispaw

7740 Milestone Parkway, Suite 400

Hanover, MD 21076

(Name and address of agent for service)

(443) 733-1600

(Telephone number, including area code, of agent for service)

Copies to:

Jonathan F. Wolcott

Holland & Knight LLP

1600 Tysons Boulevard, Suite 700

McLean VA 22102

(703) 720-8073

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share, issuable under the 2013 Stock Incentive Plan	2,000,000	(1)	$12.52	(2)	$25,040,000	$3,415.46

TOTAL	2,000,000		—		$25,040,000	$3,415.46

(1)  Represents the maximum number of shares of Common Stock available for issuance pursuant to the 2013 Stock Incentive Plan, subject to increase in certain circumstances involving change in capitalization in the future.

(2)  Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock on December 26, 2012, as reported on the NASDAQ Global Select Market.

PART I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to participants in the 2013 Stock Incentive Plan governed by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The following documents or designated portions thereof are incorporated herein by reference in this registration statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 15, 2012);

(b)	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 (filed on May 1, 2012), for the quarterly period ended June 30, 2012 (filed on August 1, 2012), and for the quarterly period ended September 30, 2012 (filed on October 31, 2012);

(c)	Current Reports on Form 8-K and 8-K/A filed January 17, 2012, March 22, 2012, July 3, 2012, July 31, 2012, August 15, 2012, September 12, 2012, September 17, 2012, September 18, 2012, September 19, 2012, September 28, 2012, October 3, 2012, October 18, 2012, October 19, 2012, October 31, 2012, and November 27, 2012; and

(d)	Registration Statement on Form 8-A, dated September 28, 2010 (filed on September 28, 2010), registering our common stock under Section 12(b) of the Exchange Act.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.             Description of Securities.

Not applicable.

Item 5.             Interests of Named Experts and Counsel.

Not applicable.

Item 6.             Indemnification of Directors and Officers.

Maryland General Corporation Law.  The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. The MGCL also requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. In addition, the MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding made or threatened to be made by reason of their service to the corporation.

Charter and Bylaws.  Our Charter and Bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses to present and former officers and directors in advance of final disposition of a proceeding made or threatened to be made by reason of such officer’s or director’s service to KEYW.

Insurance.  We maintain directors and officers liability insurance, which covers the directors and officers of The KEYW Holding Corporation and each of its direct and indirect subsidiaries against certain claims or liabilities arising out of the performance of their duties.

 Item 7.             Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

The Registrant herewith files the exhibits identified below:

Exhibit
Number	Description of Exhibit

4.1	Specimen common stock certificate (1)

5.1	Opinion of Holland & Knight LLP (X)

10.1	The KEYW Holding Corporation 2013 Stock Incentive Plan (2)

23.1	Consent of Holland & Knight LLP (3)

23.2	Consent of Grant Thornton LLP (X)

23.3	Consent of WuHoover & Co. LLP (X)

23.4	Consent of Grant Thornton LLP (X)

24	Power of Attorney (4)

(1)	Incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-16768).

(2)	Incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed July 13, 2012 (File No. 001-34891).

(3)	Included in Exhibit 5.1.

(4)	Included on Signature Page hereto.

 Item 9.             Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, Maryland, on this 27th day of December, 2012.

THE KEYW HOLDING CORPORATION

By:	/s/ Leonard E. Moodispaw
Leonard E. Moodispaw President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ Leonard E. Moodispaw	President, Chief Executive Officer and Director	December 27, 2012
Leonard E. Moodispaw

Principal Financial Officer and Principal Accounting Officer:

/s/ John E. Krobath, II	Senior Vice President and Chief Financial Officer	December 27, 2012
John E. Krobath, II

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors of The KEYW Holding Corporation, hereby severally constitute and appoint Leonard E. Moodispaw and John E. Krobath, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all post-effective amendments to said registration statement, and any subsequent registration statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as directors to enable The KEYW Holding Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William I. Campbell	Director	December 27, 2012
William I. Campbell

/s/ John G. Hannon	Director	December 27, 2012
John G. Hannon

/s/ Kenneth A. Minihan	Director	December 27, 2012
Kenneth A. Minihan

/s/ Arthur L. Money	Director	December 27, 2012
Arthur L. Money

/s/ Caroline S. Pisano	Director	December 27, 2012
Caroline S. Pisano

/s/ Pierre Chao	Director	December 27, 2012
Pierre Chao

Exhibit Index

Exhibit
Number	Description of Exhibit

5.1	Opinion of Holland & Knight LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of WuHoover & Co. LLP

23.4	Consent of Grant Thornton LLP